Mail Stop 3561


										February 21,
2006




Mr. Paul M. Montrone
Chief Executive Officer
Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842


		RE:	Fisher Scientific International Inc.
			Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 16, 2005
			File No.  1-10920

Dear Mr. Montrone:


	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
Page 1